Exhibit 21.1

List of Subsidiaries of Odd Burger Corporation

Entity Legal Name	Jurisdiction of Incorporation
Odd Burger Corporation	British Columbia, Canada
Odd Burger Ltd.	Ontario, Canada
Odd Burger Franchise Inc.	Ontario, Canada
Preposterous Foods Inc.	Ontario, Canada
Globally Local Real Estate Inc.	Ontario, Canada
Odd Burger Restaurants Inc.	Ontario, Canada
2794443 Ontario Inc.	Ontario, Canada
2794444 Ontario Inc.	Ontario, Canada
2794445 Ontario Inc.	Ontario, Canada
2794446 Ontario Inc.	Ontario, Canada
2794447 Ontario Inc.	Ontario, Canada
2825888 Ontario Inc.	Ontario, Canada
2825889 Ontario Inc.	Ontario, Canada
2825892 Ontario Inc.	Ontario, Canada
2825893 Ontario Inc.	Ontario, Canada
2825895 Ontario Inc.	Ontario, Canada